Exhibit 2.1

Execution Copy

FOURTH AMENDMENT

TO

INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

This Fourth Amendment to INDEMNIFICATION AND REIMBURSEMENT AGREEMENT (this “Amendment”), dated as of February 12, 2021, by and between (i) Honeywell International Inc., a corporation organized under the Laws of the State of Delaware (“Indemnitee” or “Honeywell”), and (ii) Resideo Intermediate Holding Inc., a corporation organized under the Laws of the State of Delaware (“Indemnitor”), amends that certain Indemnification and Reimbursement Agreement, dated October 14, 2018, by and between (A) Honeywell and (B) New HAPI Inc., a corporation organized under the Laws of the State of Delaware (subsequently assigned to Indemnitor), as amended from time to time prior to the date hereof (as so amended, the “Indemnification and Reimbursement Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Indemnification and Reimbursement Agreement.

WITNESSETH:

WHEREAS, concurrently with the execution of this Amendment, Indemnitor and certain Affiliates thereof are entering into that certain Amended and Restated Credit Agreement, among Indemnitor, Homes Borrower, Homes, certain other subsidiaries of Homes named therein, the lenders and issuing banks party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, amended and restated, modified or waived from time to time in accordance with the terms of the Indemnification and Reimbursement Agreement, including Section 2.11 thereof, the “Amended and Restated Credit Agreement”) and the other Loan Documents (as defined in the Amended and Restated Credit Agreement), and a final copy of the Amended and Restated Credit Agreement has been provided to Indemnitee prior to the date hereof;

WHEREAS, pursuant to Section 4.13 of the Indemnification and Reimbursement Agreement, the Indemnification and Reimbursement Agreement may be amended, supplemented or modified only by an instrument in writing specifically designated as an amendment signed on behalf of each Party; provided that such amendment does not result in the increase of the late payment fee set forth in Section 2.5(b) of the Indemnification and Reimbursement Agreement;

WHEREAS, the amendments to the Indemnification and Reimbursement Agreement contemplated herein do not include any such amendment of the late payment fee set forth in Section 2.5(b) of the Indemnification and Reimbursement Agreement; and

WHEREAS, the Parties desire to amend the Indemnification and Reimbursement Agreement in the manner set forth herein.

NOW, THEREFORE, in accordance with Section 4.13 of the Indemnification and Reimbursement Agreement, the Parties agree as follows:

ARTICLE I

AMENDMENTS

1.1 Amendment and Restatement of Exhibit G. Exhibit G to the Indemnification and Reimbursement Agreement is amended and restated in its entirety to read as set forth on Exhibit A hereto.

1.2 Amendment to Section 2.09. Section 2.09 of the Indemnification and Reimbursement Agreement is amended and restated in its entirety to read as follows:

“The covenants set forth in Exhibit G hereto are incorporated herein by reference.”

ARTICLE II

MISCELLANEOUS

2.1 References. Each reference in the Indemnification and Reimbursement Agreement shall, unless the context otherwise requires, mean the Indemnification and Reimbursement Agreement as amended by this Amendment. Without limiting the foregoing, the Parties acknowledge that on the date hereof the Indemnitor and other parties thereto are entering into and consummating the transactions contemplated by the Amended and Restated Credit Agreement and other Loan Documents (as defined in the Amended and Restated Credit Agreement) and that, in accordance with the terms set forth in Section 4.14 of the Indemnification and Reimbursement Agreement, following the date hereof and subject to the terms of the Indemnification and Reimbursement Agreement (including Section 4.14 thereof), references to the “Current Credit Agreement” in the Indemnification and Reimbursement Agreement and the Guarantee shall mean the Amended and Restated Credit Agreement.

2.2 No Other Amendments; Continuing Effect. The amendments set forth herein are limited precisely as written and will not be deemed to be an amendment to any other term or condition of the Indemnification and Reimbursement Agreement or any of the documents referred to therein. Except as expressly amended hereby, the terms and conditions of the Indemnification and Reimbursement Agreement shall continue in full force and effect.

2.3 Representations and Warranties; No Defaults; No Waivers. The representations and warranties contained in Sections 4.2 (a), (b) and (c) of the Indemnification and Reimbursement Agreement are hereby restated by each Party and incorporated herein by reference. Indemnitor represents and warrants that as of the date hereof, before and after giving effect to this Amendment and the consummation of the transactions contemplated by the Amended and Restated Credit Agreement, no default or event of default has occurred and is continuing under any of the Indemnification and Reimbursement Agreement, the Current Credit Agreement (which, as provided above, shall be deemed to be the Amended and Restated Credit Agreement for all purposes of this Article II) or any other Loan Document (as defined in the Current Credit Agreement), or any other Indebtedness (as defined in the Current Credit Agreement) of the Indemnitor or any of its subsidiaries. This Amendment is not a waiver of, or consent to, any default or event of default now existing or hereafter arising under the Indemnification and Reimbursement Agreement (as amended by this Amendment), the Current Credit Agreement, any other Loan Document (as defined in the Current Credit Agreement) or any other Indebtedness (as defined in the Current Credit Agreement) of the Indemnitor or any of its subsidiaries.

2.4 Dispute Resolution; Governing Law; Jurisdiction; WAIVER OF JURY TRIAL; Interpretation, Etc. The provisions of Section 4.3 (“Dispute Resolution”), Section 4.4 (“Governing Law; Jurisdiction”), Section 4.5 (“Waiver of Jury Trial”), Section 4.6 (“Court-Ordered Interim Relief”) and Section 4.14 (“Interpretation”) of the Indemnification and Reimbursement Agreement are hereby incorporated herein by reference and shall apply mutatis mutandis.

2.5 Successors. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

2.6 Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HONEYWELL INTERNATIONAL INC.
By: /s/ Anne T. Madden
Name: Anne T. Madden
Title: Senior Vice President and General Counsel

RESIDEO INTERMEDIATE HOLDING INC.
By:	/s/ John Heskett
Name: John Heskett
Title: President and Treasurer

Exhibit A

EXHIBIT G

COVENANTS

EXHIBIT G

ARTICLE I

As of the Amendment and Restatement Effective Date, the Parties agree to the rights and obligations set forth in the affirmative and negative covenants set forth in Article II and Article III hereof, in accordance with Section 2.9 of the Indemnification and Reimbursement Agreement, dated October 14, 2018 (this “Agreement”).

SECTION 1.01. Defined Terms.

(a) Notwithstanding anything to the contrary in this Agreement, capitalized terms used in this Exhibit G and not otherwise defined herein have the meanings specified in the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date).

SECTION 1.02. Other Defined Terms. As used in this Exhibit G, the following terms have the meanings specified below:

“Amendment and Restatement Effective Date” means February 12, 2021.

“Credit Default” shall mean an “Event of Default” under and as defined in the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date).

“Debt-Related Guarantee” shall have the meaning of “Guarantee” set forth in the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date).

“Default” shall have the meaning set forth in this Agreement. “Guarantee” shall have the meaning set forth in this Agreement.

“Indemnity Guarantee Requirement” shall mean, at any time, the requirement that:

(a) the Indemnitee shall have received from Indemnitor, each other Indemnitor Group Loan Party and each Indemnitor Group Designated Subsidiary (i) a counterpart of the Guarantee to which such Person is a party duly executed and delivered on behalf of such Person or (ii) in the case of any Subsidiary that becomes a Indemnitor Group Loan Party or a Indemnitor Group Designated Subsidiary after the Amendment and Restatement Effective, a supplement to the Guarantee Agreement in substantially the form attached as Exhibit A thereto and other security documents reasonably requested by the Indemnitee, in form and substance reasonably satisfactory to the Indemnitee (consistent with the Guarantee in effect on the Distribution Date), duly executed and delivered on behalf of such Person as may be reasonably requested by Indemnitee; and

(b) except as otherwise provided for in the Guarantee, each Indemnitor Group Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Guarantee to which it is a party, the performance of its obligations thereunder.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition or results of operations of Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries, taken as a whole, (b) the ability of the Indemnitor Group Loan Parties (taken as a whole) to perform their material obligations to Indemnitee under this Agreement or (c) the material rights of, or remedies available to, Indemnitee under this Agreement or the Guarantee.

“Indemnitee” shall have the meaning set forth in this Agreement. “Indemnitor” shall have the meaning set forth in this Agreement. “Indemnitor Group” shall have the meaning set forth in this Agreement.

“Indemnitor Group Designated Subsidiary” shall mean any Designated Subsidiary that is a Subsidiary of Indemnitor.

“Indemnitor Group Loan Parties” shall mean each Loan Party that is a Subsidiary of Indemnitor.

“Indemnitor Group Non-Loan Parties” shall mean any member of Indemnitor Group that is not a Loan Party.

“Indemnitor Group Restricted Subsidiaries” shall mean each Restricted Subsidiary that is a subsidiary of Indemnitor.

“Indemnitor Restricted Group” shall mean Indemnitor, the Borrower and each Indemnitor Group Restricted Subsidiary.

“Indemnitor Group Unrestricted Subsidiaries” shall mean Unrestricted Subsidiaries that are Subsidiaries of Indemnitor.

ARTICLE II

Affirmative Covenants

From and including the Amendment and Restatement Effective Date and until all indemnification obligations under the Agreement have terminated following the Termination Date, Indemnitor covenants and agrees, and shall (except in the case of Sections 2.01 and 2.03 hereof) cause the Borrower to covenant and agree, in each case with the Indemnitee that:

SECTION 2.01. Financial Statements and Other Information. Indemnitor will furnish to Indemnitee the following:

(a) within 90 days after the end of each fiscal year of Holdings (or such later date as Form 10-K of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Indemnitor gives Indemnitee notice of any such extension), Holdings’ audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit, but may contain a “going concern” or like qualification that is due to (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in any future period) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated Subsidiaries;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or such later date as Form 10-Q of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Indemnitor gives Indemnitee notice of any such extension), its unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated Subsidiaries;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying as to whether a Credit Default has occurred and is continuing and, if a Credit Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 3.12 and 3.13 hereof and (B) in the case of financial statements delivered under clause (a) above and, solely to the extent the Borrower would be required to prepay the Term Loans pursuant to Section 2.11(d) of the Current Credit Agreement, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2021, of Excess Cash Flow and (iii) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement, an Unrestricted Subsidiary Reconciliation Statement (except to the extent that the information required thereby is separately provided with the public filing of such financial statement);

(d) within 90 days after the end of each fiscal year of Holdings (or such longer period as permitted under Section 2.01(a) hereof), a detailed consolidated budget for the current fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(e) [Reserved];

(f) promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by Holdings to the holders of its Equity Interests generally, as applicable; and

(g) promptly following any request therefor, but subject to the limitations set forth in the proviso to the last sentence of Section 2.08 hereof and Section 2.16 of the Agreement, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of the Current Credit Agreement, this Agreement, the Guarantee or any Loan Document, as Indemnitee may reasonably request; provided that none of Indemnitor, the Borrower or any Restricted Subsidiary will be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Homes Group (as defined in this Agreement) or any of their respective customers and suppliers, (ii) in respect of which disclosure to Indemnitor (or any of its representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by Holdings, the Borrower or any Restricted Subsidiary (not created in contemplation thereof); provided, further, that if any information is withheld pursuant to clause (i), (ii), or (iii) above, Indemnitor shall promptly notify Indemnitee of such withholding of information and the basis therefor.

Information required to be furnished pursuant to clause (a), (b), (f) or (g) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by Indemnitee.

SECTION 2.02. Notices of Material Events. Indemnitor shall, and shall cause the Borrower and each Indemnitor Group Restricted Subsidiary to, furnish to Indemnitee prompt written notice of the following:

(a) the occurrence of any Default or Credit Default;

(b) to the extent permitted by the Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Indemnitor, the Borrower or any Restricted Subsidiary, affecting Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary, that in each case would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any Environmental Liability or ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of Indemnitor, the Borrower or any Restricted Subsidiary setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 2.03. [Reserved].

SECTION 2.04. Existence; Conduct of Business. Indemnitor will, and will cause each of the Indemnitor Group Restricted Subsidiaries to, do or cause to be done all things necessary to maintain, preserve, protect, enforce, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and IP Rights in each case to the extent necessary for the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 3.03 or (ii) Indemnitor, the Borrower and each Indemnitor Group Restricted Subsidiary from allowing registered or applied-for IP Rights to lapse, expire, become abandoned or otherwise terminate in the ordinary course of business or where, in its reasonable business judgment, the lapse, expiration, abandonment or termination would not materially interfere with the business of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary, as applicable.

SECTION 2.05. Payment of Taxes. Indemnitor will, and will cause each Indemnitor Group Restricted Subsidiary to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Indemnitor or such Indemnitor Group Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.06. Maintenance of Properties. Except if failure to do so would not reasonably be expected to have a Material Adverse Effect, Indemnitor will, and will cause each of the Indemnitor Group Restricted Subsidiaries to, keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted.

SECTION 2.07. [Reserved].

SECTION 2.08. [Reserved].

SECTION 2.09. Books and Records; Inspection and Audit Rights. Each of Indemnitor and the Borrower will, and will cause each of the Indemnitor Group Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each of Indemnitor and the Borrower will, and will cause each of the Indemnitor Group Restricted Subsidiaries to, permit any representatives designated by Indemnitee, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular office hours but no more often than one (1) time during any calendar year absent the existence of a Credit Default; provided, that none of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Indemnitee (or its representatives or contractors) is prohibited by Requirement of Law or any binding agreement (not created in contemplation thereof) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 2.10. Compliance with Laws. Each of Indemnitor and the Borrower will, and will take reasonable action to cause each of the Indemnitor Group Restricted Subsidiaries to, comply with all Requirements of Law (including ERISA, Environmental Laws and the USA PATRIOT Act) with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.11. [Reserved].

SECTION 2.12. [Reserved].

SECTION 2.13. [Reserved].

SECTION 2.14. [Reserved].

SECTION 2.15. [Reserved].

SECTION 2.16. [Reserved].

SECTION 2.17. Designation of Subsidiaries. Indemnitor may at any time designate any Indemnitor Group Restricted Subsidiary as a Indemnitor Group Unrestricted Subsidiary or any Indemnitor Group Unrestricted Subsidiary as a Indemnitor Group Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Credit Default shall have occurred and be continuing or would result from such designation, (b) immediately after giving effect to such designation, the Consolidated Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of Holdings, is less than 3.00 to 1.00, and the Borrower shall have delivered to Indemnitee a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance with this clause (b) and (c) no Subsidiary may be designated as a Indemnitor Group Unrestricted Subsidiary if it is (i) a “restricted subsidiary” or a “guarantor” (or any similar designation) for the Senior Notes or any Material Indebtedness that is subordinated in right of payment to the Obligations, (ii) Indemnitor or any other Subsidiary that holds, directly or indirectly, any Equity Interests in the Borrower or (iii) the Borrower. The designation of any Subsidiary as an Indemnitor Group Unrestricted Subsidiary shall constitute an Investment by the parent company of such Subsidiary therein under Section 3.04(u) at the date of designation in an amount equal to the fair market value of such parent company’s investment therein. The designation of any Indemnitor Group Unrestricted Subsidiary as a Indemnitor Group Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an Investment by such Subsidiary in any Investments of such Subsidiary, in each case existing at such time, and (ii) a return on any Investment in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

ARTICLE III

Negative Covenants

Until all indemnification obligations under the Agreement have terminated following the Termination Date:

SECTION 3.01. Indebtedness; Certain Equity Securities. (a) Neither Indemnitor nor the Borrower will, nor will Indemnitor or Borrower permit any of the Indemnitor Group Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Current Credit Agreement and under the other Loan Documents (including any Indebtedness incurred pursuant to Section 2.21 or 2.23 of the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date)) and Refinancing Indebtedness in respect thereof;

(ii) (A) the Senior Notes and (B) Refinancing Indebtedness in respect of the Senior Notes (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Notes (or any Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth in the definition of the term “Refinancing Indebtedness”, be deemed to be Refinancing Indebtedness in respect of the Senior Notes (or such Refinancing Indebtedness), and shall be permitted to be incurred and be in existence pursuant to this Section 3.01(a) notwithstanding that the proceeds of such Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Senior Notes (or such Refinancing Indebtedness) immediately upon the incurrence thereof, if the proceeds of such Refinancing Indebtedness are applied to make such repurchase or redemption no later than 90 days following the date of the incurrence thereof;

(iii) Indebtedness (and Debt-Related Guarantees thereof) existing on the Amendment and Restatement Effective Date and to the extent having a principal amount in excess of $5,000,000 individually, set forth in Schedule 6.01 of the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date) (in each case, except for intercompany Indebtedness), any Refinancing Indebtedness in respect thereof and any intercompany Indebtedness existing on the Amendment and Restatement Effective Date arising out of, or in connection with, the Transactions;

(iv) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to Holdings, the Borrower or any other Restricted Subsidiary so long as (A) such Indebtedness of any Subsidiary that is not a Loan Party to Holdings, the Borrower or any other Loan Party shall be permitted under Section 3.04(f) and (B) such Indebtedness of the Borrower or any other Loan Party owing to any Restricted Subsidiary shall be subordinated in right of payment to the Obligations on the terms set forth in the Global Intercompany Note (or any other agreement with substantially similar terms of subordination reasonably satisfactory to the Administrative Agent);

(v) Debt-Related Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (a)(iii) or (a)(vii) of this Section 3.01); provided that (A) the Indebtedness so Guaranteed is permitted by this Section, (B) Debt-Related Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 3.04, and (C) Debt-Related Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations (if such Indebtedness is subordinated to the Obligations) and (D) none of the Senior Notes shall be Guaranteed by any Subsidiary unless such Subsidiary is a Loan Party;

(vi) (A) Indebtedness of any member of the Indemnitor Restricted Group incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any member of Indemnitor Restricted Group in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above; provided further that at the time of incurrence thereof, the aggregate principal amount of Indebtedness permitted by this clause (vi), together with any sale and leaseback transaction incurred pursuant to Section 3.06, outstanding under this clause (vi) at any time shall not exceed the greater of (x) $55,000,000 and (y) 14% of LTM Consolidated EBITDA.

(vii) (A) Indebtedness of any Person that becomes a Indemnitor Group Restricted Subsidiary (or of any Person not previously a Indemnitor Group Restricted Subsidiary that is merged or consolidated with or into a Indemnitor Group Restricted Subsidiary in a transaction permitted hereunder) after the Amendment and Restatement Effective Date, or Indebtedness of any Person that is assumed by Indemnitor or any such Indemnitor Group Restricted Subsidiary in connection with an acquisition of assets by Indemnitor or such Indemnitor Group Restricted Subsidiary in an acquisition permitted by Section 3.04; provided that such Indebtedness exists at the time such Person becomes a Indemnitor Group Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Indemnitor Group Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed, as applicable, pursuant to clause (A) above;

(viii) other Indebtedness in an aggregate principal amount outstanding under this clause (viii) at any time not exceeding, the greater of (x) $165,000,000 and (y) 41% of LTM Consolidated EBITDA;

(ix) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Indebtedness outstanding in reliance on this clause (ix) shall not exceed, at the time of incurrence thereof, the greater of (x) $100,000,000 and (y) 25% of LTM Consolidated EBITDA in the aggregate;

(x) Indebtedness and obligations in respect of self-insurance and obligations in respect of bids, tenders, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(xi) Indebtedness in respect of Hedging Agreements permitted by Section 3.07 (including any Back to Back Arrangements);

(xii) Indebtedness in respect of any overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business; provided, that with respect to any such Indebtedness that constitutes Secured Cash Management Obligations and is incurred in reliance on this clause (xii) by Indemnitor Group Restricted Subsidiaries that are not Loan Parties, at the time such Indebtedness is incurred and after giving effect thereto, the Non- Guarantor Debt Basket shall not be exceeded;

(xiii) Indebtedness in the form of deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earnouts, non-competition agreements and other contingent arrangements) or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under this Agreement;

(xiv) Refinancing Term Loan Indebtedness incurred pursuant to Section 2.23 of the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date);

(xv) Alternative Incremental Facility Debt, provided that the aggregate principal amount of such Alternative Incremental Facility Debt shall not exceed the amount permitted under Section 2.21 of the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date);

(xvi) Indebtedness representing deferred compensation to directors, officers, consultants or employees of Holdings, the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(xvii) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 3.08;

(xviii) [Reserved];

(xix) Indebtedness of Indemnitor Group Restricted Subsidiaries that are not Loan Parties under bilateral local law credit and other working capital facilities; provided that at the time such Indebtedness is incurred under this clause (xix) and after giving effect thereto, such incurrence shall not cause the Non-Guarantor Debt Basket to be exceeded (without duplication of any Cash Management Financing Facilities); provided, further that any such Indebtedness secured by a Letter of Credit issued under the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date) in a principal amount not to exceed the face amount of such Indebtedness shall not count toward the aggregate amount permitted under this Section 3.01(a)(xix) (including the Non-Guarantor Debt Basket);

(xx) other Indebtedness of Indemnitor or any of the Indemnitor Group Restricted Subsidiaries so long as (A) after giving effect thereto on a Pro Forma Basis (1) in the case of Indebtedness that is secured by a Lien on the Collateral on a pari passu basis to the Liens securing the Obligations, the Consolidated First Lien Leverage Ratio does not exceed (I) 1.375 to 1.00 or (II) if incurred in connection with a Permitted Acquisition, the greater of (x) 1.375 to 1.00 and (y) the Consolidated First Lien Leverage Ratio immediately prior to such incurrence, (2) in the case of Indebtedness secured by a Lien on the Collateral on a junior basis to the Liens securing the Obligations, the Consolidated Secured Leverage Ratio does not exceed (I) 1.875 to 1.00 or (II) if incurred in connection with a Permitted Acquisition, the greater of (x) 1.875 to 1.00 and (y) the Consolidated Secured Leverage Ratio immediately prior to such incurrence and (3) in the case of any Indebtedness that is unsecured, the Consolidated Total Leverage Ratio does not exceed (I) 2.975 to 1.00 or (II) if incurred in connection with a Permitted Acquisition, the greater of (x) 2.975 to 1.00 and (y) the Consolidated Total Leverage Ratio immediately prior to such incurrence, (B) the incurrence of Indebtedness pursuant to this clause (xx) by a Indemnitor Group Restricted Subsidiary that is not a Loan Party shall not cause the Non-Guarantor Debt Basket to be exceeded (after giving effect thereto on a Pro Forma Basis), (C) such Indebtedness shall not mature or, in the case of unsecured Indebtedness and Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, require any scheduled amortization or require any scheduled amortization or require scheduled payments of principal or shall be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation, in each case, prior to the Latest Maturity Date as of such date, and shall have a weighted average life to maturity not shorter than the longest remaining weighted average life to maturity of the Loans, (D) no Credit Default shall exist or shall result therefrom (it being understood that if the proceeds of the relevant Indebtedness will be applied to finance a Limited Condition Transaction and the Borrower has made an LCT Election, no Credit Default shall exist and be continuing as of the LCT Test Date) and (E) such Indebtedness has terms and conditions that in the good faith determination of the Borrower are no less favorable to the Borrower (when taken as a whole) to the terms and conditions of the Loan Documents (when taken as a whole);

(xxi) Indebtedness constituting obligations arising in respect of Cash Management Services;

(xxii) Indebtedness constituting Secured Hedging Obligations;

(xxiii) Indebtedness consisting of (A) the financing of insurance premiums or (B) take- or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxiv) Indebtedness constituting Secured Supply Chain Financing Obligations;

(xxv) Indebtedness incurred by Indemnitor or a Indemnitor Group Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non- recourse basis;

(xxvi) Indebtedness incurred by Indemnitor, the Borrower or any of the Indemnitor Group Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, in each case, in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;

(xxvii) (x) Indebtedness in respect of obligations of the Borrower, Indemnitor or any Indemnitor Group Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of the Borrower, Indemnitor or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xxviii) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Amendment and Restatement Effective Date, including that (x) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (y) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xxix) (x) tenant improvement loans and allowances in the ordinary course of business and (y) to the extent constituting Indebtedness, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary;

(xxx) Indebtedness in respect of Additional Letter of Credit Facilities in an aggregate principal or face amount at any time outstanding not to exceed the greater of (x) $25,000,000 and (y) 6% of LTM Consolidated EBITDA; and

(xxxi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.

(b) For purposes of determining compliance with this Section 3.01, in the event that an item of Indebtedness at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories (other than ratio-based baskets) of Section 3.01(a), Indemnitor, the Borrower and the Restricted Subsidiaries shall, in their sole discretion, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness solely between and among such categories and in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification; provided that Indebtedness incurred under the Current Credit Agreement shall only be classified as incurred under Section 3.01(a)(i) and the Senior Notes shall only be classified as incurred under Section 3.01(a)(ii)(A). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Debt-Related Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(c) For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (at the Borrower’s election), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees, discounts and expenses in connection therewith).

SECTION 3.02. Liens. (a) Neither Indemnitor nor the Borrower will, nor will Indemnitor or the Borrower permit any of the Indemnitor Group Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary existing on the Amendment and Restatement Effective Date and to the extent securing Indebtedness or obligations (other than intercompany Indebtedness or obligations) having a principal amount in excess of $5,000,000 individually, as set forth in Schedule 6.02 of the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date); provided that (A) such Lien shall not apply to any other asset of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary (other than assets financed by the same financing source in the ordinary course of business) and (B) such Lien shall secure only those obligations that it secures on the Amendment and Restatement Effective Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 3.01(a)(iii) as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary or existing on any asset of any Person that becomes a Indemnitor Group Restricted Subsidiary (or of any Person not previously a Indemnitor Group Restricted Subsidiary that is merged or consolidated with or into a Indemnitor Group Restricted Subsidiary in a transaction permitted hereunder) after the Amendment and Restatement Effective Date prior to the time such Person becomes a Indemnitor Group Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Indemnitor Group Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Indemnitor Group Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 3.01(a)(vii) as Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary; provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (vi)(A) of Section 3.01(a) or any Refinancing Indebtedness in respect thereof permitted by clause (vi)(B) of Section 3.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any Refinancing Indebtedness permitted by clause (vi)(B) of Section 3.01(a) or any Lien securing such Refinancing Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed the amount permitted under the second proviso of Section 3.01(a)(vi) at any time outstanding and (D) such Liens shall not apply to any other property or assets of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary (except assets financed by the same financing source in the ordinary course of business);

(vi) customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 3.05;

(vii) any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to Equity Interests of any (A) Indemnitor Group Restricted Subsidiary that is not a wholly owned Subsidiary or (B) joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(viii) Liens on any cash advances or cash earnest money deposits, escrow arrangements or similar arrangements made by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder;

(ix) Liens on Collateral securing any Permitted Second Priority Refinancing Debt or Alternative Incremental Facility Debt;

(x) Liens granted by a member of Indemnitor Group that is not a Loan Party in respect of Indebtedness permitted to be incurred by such member under Section 3.01;

(xi) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby outstanding under this clause (xi) at any time does not exceed the greater of (x) $165,000,000 and (y) 41% of LTM Consolidated EBITDA;

(xii) Liens securing Indebtedness incurred as secured Indebtedness under Section 3.01(a)(xv) or 3.01(a)(xx);

(xiii) [Reserved].

(xiv) [Reserved].

(xv) Liens on property or other assets of any Indemnitor Group Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Indemnitor Group Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 3.01(a);

(xvi) Liens on the Collateral securing Secured Cash Management Obligations, Secured Hedging Obligations, Secured Supply Chain Financing Obligations and Secured Additional Letter of Credit Facility Obligations;

(xvii) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xviii) Liens on Equity Interests of any joint venture or Indemnitor Group Unrestricted Subsidiary (a) securing obligations of such joint venture or Indemnitor Group Unrestricted Subsidiary or (b) pursuant to the relevant joint venture agreement or arrangement;

(xix) Liens on cash, Permitted Investments or other marketable securities securing (A) letters of credit of any Loan Party that are cash collateralized on the Amendment and Restatement Effective Date in an amount of cash, Permitted Investments or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured or (B) letters of credit and other credit support obligations in the ordinary course of business; and

(xx) any Liens on cash or deposits granted in favor of any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or other obligations in respect of Letters of Credit, in each case as contemplated by the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date);

provided that the expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 3.02. For purposes of determining compliance with this Section 3.02, (x) a Lien need not be incurred solely by reference to one category of Liens described in this Section 3.02 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories hereof (other than ratio-based baskets, if any), Indemnitor, the Borrower and the Restricted Subsidiaries shall, in their sole discretion, classify or reclassify such Lien (or any portion thereof) solely between and among such categories and, in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.03. Fundamental Changes. (a) Neither Indemnitor nor the Borrower will, nor will they permit any of their Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, divide, or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (which, for the avoidance of doubt, shall not restrict the change in organizational form), except that, if at the time thereof and immediately after giving effect thereto no Credit Default shall have occurred and be continuing:

(i) any Restricted Subsidiary may merge into or consolidate with (A) the Borrower so long as the Borrower shall be the continuing or surviving Person (and continues to be organized under the laws of the same jurisdiction), (B) [reserved] and (C) any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, either (x) the continuing or surviving entity is a Loan Party or (y) the acquisition of such Loan Party by such continuing or surviving Person is otherwise permitted under Section 3.04; provided, that, after giving effect to any such activities under this Section 3.03(a)(i), the Indemnitor Group Loan Parties are in compliance with the Indemnity Guarantee Requirement;

(ii) [Reserved];

(iii) any Indemnitor Group Restricted Subsidiary that is not the Borrower may liquidate or dissolve if Indemnitor or the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the business of the Indemnitor Restricted Group and is not materially disadvantageous to Indemnitee; provided that any such merger or consolidation involving a Person that is not a wholly owned Indemnitor Group Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 3.04;

(iv) any Indemnitor Group Restricted Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect an Investment permitted pursuant to Section 3.04 or a disposition permitted pursuant to Section 3.05; and

(v) [Reserved].

(b) The Borrower, Indemnitor and the Indemnitor Group Restricted Subsidiaries, taken as a whole, will not engage to any material extent in any business other than businesses of the type to be conducted by the Borrower, Indemnitor and the Indemnitor Group Restricted Subsidiaries as described in the Form 10 if as a result thereof the business conducted by the Borrower, Indemnitor and the Restricted Subsidiaries, taken as a whole, would be substantially different from the business conducted by Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries, taken as a whole, on the Amendment and Restatement Effective Date; provided that businesses reasonably related, incidental or ancillary thereto to the business conducted by Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries, taken as a whole, on the Amendment and Restatement Effective Date or reasonable extensions thereof shall be permitted hereunder.

SECTION 3.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, make any Investment, except:

(a) Permitted Investments and cash;

(b) investments constituting the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a Indemnitor Group Restricted Subsidiary if, after giving effect thereto on a Pro Forma Basis, the Borrower would be in compliance with Section 3.12 and Section 3.13; provided that the aggregate amount of cash consideration paid in respect of such investments (including in the form of loans or advances made to Indemnitor Group Restricted Subsidiaries that are not Loan Parties) by Loan Parties involving the acquisition of Indemnitor Group Restricted Subsidiaries that do not become Loan Parties shall not, at the time such investment is made and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded (provided, that to the extent such Indemnitor Group Restricted Subsidiaries do become Loan Parties, the aggregate amount outstanding in reliance on this clause (b) shall be reduced by the amount initially utilized);

(c) [Reserved];

(d) Investments existing on the Amendment and Restatement Effective Date and to the extent having a principal amount in excess of $5,000,000 individually set forth on Schedule 6.04 of the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date) and any modification, replacement, renewal, reinvestment or extension thereof;

(e) Investments by Indemnitor in the Borrower and by Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries in Equity Interests of their respective Restricted Subsidiaries; provided that the making of any Investment by any Loan Party in any Indemnitor Group Restricted Subsidiary that is not a Loan Party shall not, at the time such Investment is made and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded, provided that if any such investment under this Section 3.04(e) is made for the purpose of making an investment, loan or advance permitted under Section 3.04(u), the amount available under this Section 3.04(e) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under Section 3.04(u);

(f) loans or advances made by Holdings or the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) [reserved] and (ii) the outstanding amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties at the time such loans or advances are made, and after giving effect thereto, shall not cause the Non- Guarantor Investment Basket to be exceeded, provided that any intercompany loans or advances made by any Loan Party to any Restricted Subsidiary that is not a Loan Party using the proceeds of intercompany loans or advances received from Restricted Subsidiaries that are not Loan Parties no more than 120 days prior to making such intercompany loan or advance shall not be taken into account in the calculation of any restriction or basket set forth in this subclause (ii) (including the Non-Guarantor Investment Basket); provided further that if any such loan or advance under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under Section 3.04(u), the amount available under this clause (f) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under Section 3.04(u), provided further that any loan or advance made by any Loan Party to a Restricted Subsidiary that is not a Loan Party, for the purposes of calculating usage under this subclause (ii) and the Non- Guarantor Investment Basket, shall be reduced dollar-for-dollar by any amounts owed by such Loan Party to such Restricted Subsidiary that is not a Loan Party;

(g) Debt-Related Guarantees by Holdings, the Borrower or any Restricted Subsidiary in respect of Indebtedness permitted under Section 3.01 and in respect of other obligations not otherwise contemplated by this Section 3.04, in each case of Holdings, the Borrower or any Restricted Subsidiary; provided that any such Debt-Related Guarantees of Indebtedness and such other obligations, in each case of Restricted Subsidiaries that are not Loan Parties by any Loan Party (other than with respect to Cash Management Financing Facilities) shall not, at the time any such Debt-Related Guarantee is provided and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded;

(h) loans or advances to directors, officers, consultants or employees of Holdings, the Borrower or any Restricted Subsidiary made in the ordinary course of business of Holdings, the Borrower or such Restricted Subsidiary, as applicable, not exceeding $10,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write- offs of such loans or advances);

(i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case in the ordinary course of business;

(k) investments in the form of Hedging Agreements permitted by Section 3.07 (including any Back to Back Arrangements);

(l) investments of any Person existing at the time such Person becomes a Indemnitor Group Restricted Subsidiary or consolidates or merges with the Borrower or any Indemnitor Group Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Indemnitor Group Restricted Subsidiary or of such consolidation or merger;

(m) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance” as defined in the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date);

(n) investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 3.05;

(o) investments that result solely from the receipt by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(p) receivables or other trade payables owing to Indemnitor, the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as Indemnitor, the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(q) mergers and consolidations permitted under Section 3.03 that do not involve any Person other than Holdings, the Borrower and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries;

(r) Investments in the form of letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations made in the ordinary course of business by Holdings or the Borrower on behalf of any Restricted Subsidiary and made by any Restricted Subsidiary on behalf of the Borrower or any other Restricted Subsidiary; provided that at the time such letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations are made by Loan Parties on behalf of Restricted Subsidiaries that are not Loan Parties pursuant to this Section 3.04(r), and after giving effect thereto, such obligations shall not cause the Non- Guarantor Investment Basket to be exceeded;

(s) Debt-Related Guarantees by Indemnitor, the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) Investments, so long as, after giving effect thereto, the Consolidated Total Leverage Ratio does not exceed 1.75:1.00;

(u) other Investments by Indemnitor, the Borrower or any Indemnitor Restricted Subsidiary (and loans and advances by Indemnitor) in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such Investment), outstanding under this Section 3.04(u) at any time in an aggregate amount not exceeding the sum of (i) the greater of (x) $300,000,000 and (y) 75% of LTM Consolidated EBITDA plus (ii) so long as no Credit Default has occurred and is continuing or would result therefrom, the Available Amount at such time in the aggregate for all such investments made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such investment was made);

(v) Investments consisting of (i) extensions of trade credit and accommodation guarantees in the ordinary course of business and (ii) loans and advances to customers; provided that the aggregate principal amount of such loans and advances outstanding under this clause (ii) at any time shall not exceed $10,000,000;

(w) [Reserved];

(x) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(y) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) in the form of trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(z) non-cash Investments in connection with tax planning and reorganization activities;

(aa) customary Investments in connection with Permitted Receivables Facilities;

(bb) Investments in joint ventures and Unrestricted Subsidiaries; provided that at the time of any such Investment on a Pro Forma Basis, the aggregate amount at any time outstanding of all such Investments made in reliance on this clause (bb) shall not exceed the greater of (x) $50,000,000 and (y) 12% of LTM Consolidated EBITDA;

(cc) Investments in the form of loans or advances made to distributors and suppliers in the ordinary course of business; and

(dd) to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary.

For purposes of this Section 3.04, if any Investment (or a portion thereof) would be permitted pursuant to one or more of the provisions described above and/or one or more of the exceptions contained in this Section 3.04 (other than ratio-based baskets, if any), Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.05. Asset Sales. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (other than assets sold, transferred, leased or otherwise disposed of in a single transaction or a series of related transactions with a fair market value of $25,000,000 or less), including any Equity Interest owned by it, nor will Indemnitor or the Borrower permit any Indemnitor Group Restricted Subsidiary to issue any additional Equity Interest in such Indemnitor Group Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to Indemnitor, the Borrower or another Indemnitor Group Restricted Subsidiary), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete, damaged, worn out or surplus equipment, (iii) property no longer used or, in the reasonable business judgment of Indemnitor, the Borrower or an Indemnitor Group Restricted Subsidiary, no longer useful in the conduct of the business of Indemnitor, the Borrower or such Indemnitor Group Restricted Subsidiary, as applicable (including Intellectual Property), (iv) immaterial assets and (v) cash and Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to Indemnitor, the Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall, to the extent applicable, be made in compliance with Section 3.04 and Section 3.09;

(c) sales, transfers and other dispositions or forgiveness of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction (including sales to factors and other third parties);

(d) (i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (j), (l) or (n) of Section 3.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Indemnitor Group Restricted Subsidiary, unless all Equity Interests in such Indemnitor Group Restricted Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Indemnitor Group Restricted Subsidiary by Indemnitor, the Borrower or a Indemnitor Group Restricted Subsidiary to the extent such sale, transfer or other disposition would be permissible as an Investment in a Restricted Subsidiary permitted by Section 3.04(e) or Section 3.04(u);

(e) leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary;

(f) non-exclusive licenses or sublicenses of IP Rights granted in the ordinary course of business or other licenses or sublicenses of IP Rights granted in the ordinary course of business that do not materially interfere with the business of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary;

(g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, and transfers of property arising from foreclosure or similar action with regard to, any asset of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary;

(h) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i) dispositions permitted by Section 3.08;

(j) dispositions set forth on Schedule 6.05 of the Current Credit Agreement (as in effect on the Amendment and Restatement Effective Date);

(k) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that no Credit Default has occurred and is continuing or would result therefrom;

(l) sales, transfers or other dispositions of accounts receivable in connection with Permitted Receivables Facilities;

(m) sales, transfers or other dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other investment permitted under Section 3.04, which assets are not used or useful to the core or principal business of the Borrower and the Indemnitor Group Restricted Subsidiaries and/or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition permitted under Section 3.04;

(n) sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(o) sales, transfers or other dispositions pursuant to any sale and leaseback transactions permitted under Section 3.06(b);

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Sections 3.05(a)(iii), (a)(iv) and (b)) for a purchase price in excess of $25,000,000 shall be made for fair value (as determined in good faith by the Borrower), and at least 75% of the consideration from all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (d), (g) or (h)) since the Amendment and Restatement Effective Date, on a cumulative basis, is in the form of cash or Permitted Investments; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on Indemnitor, the Borrower’s or such Indemnitor Group Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Indemnitor, the Borrower or such Indemnitor Group Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which Indemnitor, the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by Indemnitor, the Borrower or such Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of $45,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

SECTION 3.06. Sale and Leaseback Transactions. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for:

(a) any such sale of any fixed or capital assets by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after the Borrower or such Indemnitor Group Restricted Subsidiary acquires or completes the construction of such fixed or capital asset; and

(b) sale and leaseback transactions consummated by Indemnitor, the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed the greater of (x) $150,000,000 and (y) 37% of LTM Consolidated EBITDA for all such sale and leaseback transactions, provided that, each sale and leaseback transaction is (x) undertaken on arm’s length commercial terms and (y) no Credit Default has occurred and is continuing or would result therefrom provided that, in each case of Section 3.06(a) and (b) above, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 3.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 3.02(a)(v).

SECTION 3.07. Hedging Agreements. Neither Indemnitor nor the Borrower shall, nor shall they permit any Indemnitor Group Restricted Subsidiary to, enter into any Hedging Agreement other than Hedging Agreements (including any Back to Back Arrangements) entered into in the ordinary course of business and not for speculative purposes.

SECTION 3.08. Restricted Payments; Certain Payments of Junior Indebtedness. (a) Neither Indemnitor nor the Borrower will, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) [Reserved];

(ii) The Borrower and any Indemnitor Group Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iii) Indemnitor may make payments pursuant to and as required under this Agreement;

(iv) Indemnitor may declare and pay dividends with respect to its Equity Interests payable solely in shares of Equity Interests permitted hereunder;

(v) Indemnitor may make Restricted Payments, not exceeding the greater of (x) $35,000,000 and (y) 8.75% of LTM Consolidated EBITDA (with unused amounts being carried over to the succeeding fiscal years, subject to an aggregate cap of up to $50,000,000 in any fiscal year under this clause (v)) during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans approved by Holdings’ board of directors for directors, officers, consultants or employees of Holdings, the Borrower and the Restricted Subsidiaries;

(vi) Indemnitor may make distributions in an aggregate amount per fiscal year of Holdings not to exceed 6% of the Market Capitalization as of the close of business on the trading day immediately prior to the date such Restricted Payment is declared;

(vii) Indemnitor may make Restricted Payments to the extent permitted by the terms of Current Credit Agreement (as in effect as of the Amendment and Restatement Effective Date);

(viii) [Reserved];

(ix) [Reserved];

(x) [Reserved];

(xi) Indemnitor’s Subsidiaries may pay dividends to Indemnitor concurrently with Indemnitor’s payment of dividends pursuant to Section 3.08(a)(xii);

(xii) Indemnitor may declare and make Restricted Payments in an aggregate amount not to exceed, at the time such Restricted Payments are made and after giving effect thereto, the sum of (A) the greater of (x) $150,000,000 and (y) 37% LTM Consolidated EBITDA plus (B) the Available Amount at such time; provided that Indemnitor may only make Restricted Payments under this clause (xii) if (w) no Credit Default has occurred and is continuing (or would result therefrom), (x) after giving effect thereto on a Pro Forma Basis, Indemnitor would be in compliance with Section 3.12 and Section 3.13, (y) there is no outstanding indemnification obligation under this Agreement unless such Restricted Payment under this clause (xii) will be applied to satisfy all or a portion of such outstanding indemnification obligation and (z) $45,000,000 of such Restricted Payments made under clause (A) of this Section 3.08 are used only for payments of Accrued Amounts;

(xiii) for any taxable period for which Indemnitor, the Borrower and/or any Subsidiaries of Indemnitor are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or non-U.S. income or corporation Tax purposes of which a direct or indirect parent of Indemnitor is the common parent (a “Tax Group”), Restricted Payments may be made in an amount not in excess of the U.S. federal, state, local or non-U.S. income Taxes that Indemnitor, the Borrower and/or applicable Subsidiaries of Indemnitor would have paid had Indemnitor, the Borrower and/or such Subsidiaries of Indemnitor been a stand- alone taxpayer (or a stand-alone group); provided that Restricted Payments in respect of a Indemnitor Group Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Indemnitor Group Unrestricted Subsidiary to Indemnitor, the Borrower or any of Indemnitor’s Subsidiaries for such purpose;

(xiv) (i) any non-cash repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights (for the avoidance of doubt, it being understood that any required withholding or similar tax related thereto may be paid by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary in cash), and (ii) loans or advances to officers, directors and employees of Holdings, the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of Holdings, provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately repaid; and

(xv) Indemnitor may make payments pursuant to and required under the Tax Matters Agreement.

(b) Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is subordinated in right of payment to the Obligations (excluding, for the avoidance of doubt, any subordinated obligations owing to Indemnitor or any Indemnitor Group Restricted Subsidiary):

(i) payments of Indebtedness under the Current Credit Agreement or any Loan Document;

(ii) regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 3.01;

(iv) payments of or in respect of Indebtedness in an amount equal to, at the time such payments are made and after giving effect thereto, (A) the greater of (x) $80,000,000 and (y) 1.75% of Consolidated Total Assets plus (B) the Available Amount at such time; provided that the Borrower may only use the Available Amount under this clause (iv) if (x) no Credit Default shall have occurred and be continuing (or would result therefrom) and (y) after giving effect thereto on a Pro Forma Basis, the Borrower would be in compliance with Section 3.12 and Section 3.13; and

(v) prepayments of subordinated obligations owed to the Borrower or any Indemnitor Group Restricted Subsidiary or any Refinancing Indebtedness with the proceeds of other subordinated Indebtedness.

For purposes of this Section 3.08, if any Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in this Section 3.08, Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries may divide and classify such Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify (other than with respect to ratio-based baskets, if any) any such Restricted Payment so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.09. Transactions with Affiliates. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of $25,000,000 with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to Indemnitor, the Borrower or such Indemnitor Group Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Loan Parties not involving any other Affiliate, (iii) advances, equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests and other Restricted Payments permitted under Section 3.08 and investments, loans and advances to Restricted Subsidiaries permitted under Section 3.04 and any other transaction involving Indemnitor, the Borrower and Restricted Subsidiaries permitted under Section 3.03 to the extent such transaction is between Indemnitor, the Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries and Section 3.05 (to the extent such transaction is not required to be for fair value thereunder), (iv) the payment of reasonable fees to directors of Holdings, the Borrower or any Restricted Subsidiary who are not employees of Holdings, the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of Holdings, the Borrower or the Restricted Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (vi) employment and severance arrangements entered into in the ordinary course of business between Holdings, the Borrower or any Restricted Subsidiary and any employee thereof and approved by the Borrower’s or Holdings’ board of directors, and (vii) payments made to other Restricted Subsidiaries arising from or in connection with any customary tax consolidation and grouping arrangements.

SECTION 3.10. Restrictive Agreements. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Indemnitor Group Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any Restricted Subsidiary, to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary, to transfer any of its properties or assets to the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law, this Agreement, any Spin-Off Document, the Current Credit Agreement, any other Loan Document, any Incremental Facility Amendment, any Refinancing Facility Agreement, any document governing any Refinancing Term Loan Indebtedness or Refinancing Indebtedness or any document governing Alternative Incremental Facility Debt, (B) restrictions and conditions imposed by the Senior Notes Documents as in effect on the Amendment and Restatement Effective Date or any agreement or document evidencing Refinancing Term Loan Indebtedness in respect of the Senior Notes Documents permitted under clause (ii) of Section 3.01(a), (C) in the case of any Indemnitor Group Restricted Subsidiary that is not a wholly owned Indemnitor Group Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Indemnitor Group Restricted Subsidiary and to the Equity Interests of such Indemnitor Group Restricted Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Indemnitor Group Restricted Subsidiary or any assets of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Indemnitor Group Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (E) restrictions and conditions existing on the Amendment and Restatement Effective Date and identified on Schedule 6.10 to the Current Credit Agreement (as in effect on Amendment and Restatement Effective Date) (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect), (F) restrictions and conditions imposed by any agreement relating to Indebtedness of any Indemnitor Group Restricted Subsidiary in existence at the time such Indemnitor Group Restricted Subsidiary became a Indemnitor Group Restricted Subsidiary and otherwise permitted by clause (vii) of Section 3.01(a) or to any restrictions in any Indebtedness of a non-Loan Party Restricted Subsidiary permitted by clause (viii) or clause (xix) of Section 3.01(a), in each case if such restrictions and conditions apply only to such Indemnitor Group Restricted Subsidiary and its subsidiaries, (G) restrictions and conditions imposed by this Agreement or the Guarantee, (H) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (I) any encumbrance or restriction under documentation governing other Indebtedness of Holdings, the Borrower and any Indemnitor Group Restricted Subsidiaries permitted to be incurred pursuant to Section 3.01, provided that such encumbrances or restrictions will not materially impair Indemnitor’s ability to make payments pursuant to this Agreement or the Borrower’s ability to make principal and interest payments pursuant to the Current Credit Agreement, (J) customary provisions in leases, licenses, sublicenses and other contracts (including licenses and sublicenses of Intellectual Property) restricting the assignment thereof, (K) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness, (L) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances), (M) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (N) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary and (O) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Indemnitor has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Indemnitor and its Subsidiaries to meet their ongoing obligations; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 3.01(a)(vi) if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.

SECTION 3.11. Amendment of Material Documents. Indemnitor will not, nor will Indemnitor permit any of the Indemnitor Group Restricted Subsidiaries to, amend, modify or waive its certificate of incorporation, bylaws or other organizational documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to Indemnitee without the consent of Indemnitee.

SECTION 3.12. Consolidated Interest Coverage Ratio. Indemnitor will not, and will cause its Subsidiaries not to, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings ending on or after the Amendment and Restatement Effective Date, in each case for any period of four consecutive fiscal quarters of Holdings ending on the last day of such fiscal quarter, to be less than 2.75 to 1.00.

SECTION 3.13. Consolidated Total Leverage Ratio. Indemnitor will not, and will cause its Subsidiaries not to, permit the Consolidated Total Leverage Ratio for any period of four consecutive fiscal quarters of Holdings ending on or about any date during any period set forth below, to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
March 31, 2021	3.50 to 1.00
June 30, 2021	3.50 to 1.00
September 30, 2021	3.50 to 1.00
December 31, 2021	3.50 to 1.00
March 31, 2022	3.25 to 1.00
June 30, 2022	3.25 to 1.00
September 30, 2022 and thereafter	3.00 to 1.00

SECTION 3.14. Changes in Fiscal Periods. If Holdings changes its fiscal year, Indemnitor and Indemnitee will make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 3.15. [Reserved].

SECTION 3.16. [Reserved].

SECTION 3.17. [Reserved].

Notwithstanding anything to the contrary set forth in this Agreement, the Current Credit Agreement or any other Loan Document, no provision of this Agreement, the Current Credit Agreement or any other Loan Document shall prevent or restrict the consummation of any of the Transactions, nor shall the Transactions give rise to any Default, or constitute the utilization of any basket, under this Agreement (including this Article III) or any other Loan Document.

Exhibit A